Filed pursuant to Rule 424(b)(5)
                                                             File No. 333-123441


Pricing Supplement No. 57 dated September 26, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                           Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-117

                   4.60% Callable Notes due September 15, 2010

The description in this pricing supplement of the particular terms of the 4.60% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:        $4,535,000.00    Interest Rate:        4.60%

Price to Public:         100%             Issuance Date:        September 29, 2005

Net Proceeds to Trust:   $4,489,650.00    Stated Maturity Date: September 15, 2010

Agent's Discount:        1.00%            Initial Interest Payment Date: March 15,
                                            2006

CUSIP Number:            41659FFK5        Interest Payment Frequency:
                                            Semi-Annually

Day Count Convention:    30/360           Regular Record Dates:  15 days prior to
                                            any Interest Payment Date.
Optional Redemption: Yes [X] No [ ]       The Survivor's Option  [X] is [ ] is not
Optional Redemption Date: September         available
  15, 2007 or any Interest Payment          Annual Put Limitation: $1 million or 1%
  Date thereafter.                          Individual Put Limitation: $250,000
  Initial Redemption Percentage: 100%       Trust Put Limitation: N/A
  Annual Percentage Reduction: N/A
  Redemption may be: [X] In whole only.
                     [ ] In whole or      Authorized Denominations: $1,000
                         in part.           integral amounts.

Securities Exchange Listing:   None.      Special Tax Considerations: None.

Other Provisions Relating to the Notes:
  None.


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


Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services


                      INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:   FA-405117          Interest Rate:        4.60%

Contract Payment:    $4,535,015.00      Effective Date:       September 29, 2005
Deposit Amount:      $4,489,665.00      Stated Maturity Date: September 15, 2010
(if different from Contract Payment)
Day Count Convention: 30/360            Initial Interest Payment Date: March
                                          15, 2006
Special Tax Considerations: None.       Interest Payment Frequency:
                                          Semi-Annually
Optional Redemption: Yes [X] No [ ]     Survivor Option:  Under the Funding
Optional Redemption Date: September       Agreement, Hartford Life Insurance
  15, 2007 or any Interest Payment Date   Company [X] is [ ] is not required to
  thereafter.                             provide the Trust with amounts it
  Initial Redemption Percentage: 100%     needs to honor valid exercises of the
  Annual Percentage Reduction:   N/A      Survivor's Option.
  Redemption may be: [X] In whole only.
                     [ ] In whole or in
                         part.
                                        Other Provisions Relating to the Funding
                                          Agreement: None.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Richard J. Wirth, Assistant Vice President & Senior Counsel.

           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of September 29, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of September 29, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA


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